Exhibit 99.1

FOR IMMEDIATE RELEASE

Focus Enhancements Investors:
Kirsten Chapman
Lippert/Heilshorn & Assoc.
(415) 433-3777
kchapman@lhai.com

Focus Enhancements Completes Financing

- Company Raises $5.4 Million -

Campbell, Calif. — September 27, 2007 - Focus Enhancements, Inc. (NASDAQ: FCSE), a worldwide leader in video production, PC-to-TV conversion and Ultra Wideband (UWB) wireless, announced it entered into agreements for $5.4 million of gross proceeds of new equity financing for the company led by an existing long-term investor.

Through two separate transactions, the company issued a total of approximately 6.1 million shares of common stock pursuant to its shelf registration at a price of $0.88 per share and 5-year warrants to purchase additional 1,534,092 shares of common stock at an exercise price of $1.05 per share, which are immediately exercisable.  One transaction closed on September 17th, and in that transaction the company issued approximately 2.3 million shares of common stock and warrants to purchase additional 568,182 shares of common stock.  In the second transaction that closed on September 26, the company issued 3.9 million shares of common stock and warrants to purchase an additional 965,910 shares of common stock.  The company agreed to pay placement agent fees totaling eight percent of the total amount raised.  The company intends to use the net proceeds from this financing of approximately $4.9 million for working capital and general corporate purposes.

Brett Moyer, CEO of Focus Enhancements, said, “We are excited about our next phase of UWB commercialization and remain optimistic our high performance UWB chip will start shipping in commercial quantities in October.”

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Focus Enhancements, Inc.

Focus Enhancements Inc. (NASDAQ CM: FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. The company’s Semiconductor Group develops integrated circuits (ICs) for high-performance applications in the video convergence market, including IPTV set-top boxes and portable media players. Focus Enhancements is currently developing a wireless IC chip set based on the WiMedia UWB standard and designed to be compatible with Wireless USB, and used in personal computer (PC), consumer electronics (CE), and mobile electronics applications. The company’s Systems Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company’s SEC filings, or by visiting the Focus Enhancements home page at http://www.focusinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include the risk factors specified in the company’s Form 10-K for the year ended December 31, 2006, Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007, as well as other filings with the SEC. These statements are based on information as of September 27, 2007 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.